EXHIBIT 99
NEWS:

The Sherwin-Williams Company • 101 West Prospect Avenue •
Cleveland, Ohio 44115 • (216) 566-2140
The Sherwin-Williams Company Reports 2010 Third Quarter and First Nine Months Financial Results
➢ Consolidated net sales increased 8.8% to $2.172 billion in 3Q10 and increased 7.0% to $5.881 billion in nine months

➢ Net sales from stores open more than twelve calendar months increased 5.1% in the quarter

➢ Diluted net income per common share increased 6.0% in the third quarter to $1.60 per share from $1.51 in 3Q09

➢ Diluted net income per common share increased 11.4% to $3.53 per share in nine months 2010 versus $3.17 per share last year

➢ EPS range $.59 to $.69 for 4Q10; updating FY EPS guidance to $4.12 to $4.22 per share
CLEVELAND, OHIO, October 26, 2010 — The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the third quarter and nine months ended September 30, 2010. Compared to the same periods in 2009, consolidated net sales increased $175.4 million, or 8.8%, to $2.172 billion in the quarter and increased $385.4 million, or 7.0%, to $5.881 billion in nine months. Acquisitions increased consolidated net sales 3.4% in the quarter and 1.9% in nine months. Favorable currency translation rate changes increased consolidated net sales 0.6% in the quarter and 1.4% in nine months.
Diluted net income per common share in the quarter increased to $1.60 per share from $1.51 per share in 2009. In nine months, diluted net income per common share increased to $3.53 per share, including charges of $.08 per share relating to the debt repurchase in second quarter 2010 and the $.10 per share relating to the health care legislation in first quarter 2010, from $3.17 per share last year. In the quarter and nine months, acquisitions reduced diluted net income per common share by $.02 per share and $.05 per share, respectively. Favorable currency translation rate changes increased diluted net income per common share by $.01 per share in the quarter and $.04 per share in nine months. Purchases of treasury stock and a lower tax rate increased diluted net income per common share by approximately $.11 per share in the quarter and $.28 per share in nine months.
Net sales in the Paint Stores Group increased 5.4% to $1.286 billion in the quarter and increased 2.8% to $3.382 billion in nine months due primarily to selling price increases and improving domestic architectural paint sales to residential repaint contractors, and DIY customers. Net sales from stores open for more than twelve calendar months increased 5.1% in the quarter and 2.5% in nine months over last year’s comparable periods. Paint Stores Group segment profit decreased to $225.1 million in the quarter from $230.2 million last year due primarily to continuing raw material cost increases and increases in selling, general and administrative expenses that were partially offset by selling price increases. For the nine months, Group segment profit increased to $484.8 million from $480.3 million last year due primarily to higher sales and selling price increases partially offset by continuing raw material cost increases and increases in selling, general and administrative expenses. Segment profit as a percent to net sales decreased in the quarter to 17.5% from 18.9% last year and decreased in nine months to 14.3% from 14.6% in 2009.
Net sales of the Consumer Group increased 3.0% to $340.4 million in the quarter and 5.9% to $1.043 billion in nine months due primarily to improving demand at some of the Segment’s retail, industrial and institutional customers. Segment profit increased to $59.7 million in the quarter from $56.5 million last year and increased to $177.9 million in nine months from $152.8 million last year. Segment profit in the quarter increased as a percent to net external sales to 17.5% from 17.1% last year and increased in nine months to 17.1% from 15.5% due primarily to increased sales and cost savings realized from previous year site rationalizations partially offset by increasing raw material costs.

The Global Finishes Group’s net sales stated in U.S. dollars increased 22.6% to $544.5 million in the quarter and increased 19.4% to $1.452 billion in nine months due primarily to acquisitions, higher paint sales volume and favorable currency translation rate changes. In the quarter and nine months, acquisitions increased net sales in U.S. dollars by 15.1% and 8.6%, respectively, and favorable currency translation rate changes increased net sales by 2.5% and 5.5%, respectively. Stated in U.S. dollars, Global Finishes Group segment profit in the quarter increased to $31.9 million from $29.7 million and increased in nine months to $94.9 million from $66.1 million last year due primarily to increased paint sales volume, good expense control and favorable currency rate changes, partially offset by dilution from acquisitions. Favorable foreign currency translation rate changes increased segment profit $1.4 million and $7.2 million for the quarter and nine months, respectively. Acquisitions had an unfavorable impact on segment profit of $2.8 million in the quarter and $7.1 million in nine months. As a percent to net external sales, segment profit was 5.9% in the quarter versus 6.7% last year and 6.5% in nine months compared to 5.4% in 2009.
The Company acquired 1.13 million shares of its common stock through open market purchases in the quarter bringing our total to 3.48 million shares in nine months. The Company had remaining authorization at September 30, 2010 to purchase 7.28 million shares.
Commenting on the third quarter and nine months financial results, Christopher M. Connor, Chairman and Chief Executive Officer, said, “Our sales and earnings-per-share in the third quarter, adjusted for the acquisition of Becker Acroma, finished in the middle of our guidance range. Earnings leverage fell short of what we would normally expect to generate on a sales increase of this magnitude due to persistently high raw material costs, the timing of our price increases and higher SG&A expenses required to ensure product availability and good customer service.”
“We are continuing to invest in our business. In the first nine months, Paint Stores Group opened 25 new locations, while closing 11 redundant locations. The Becker Acroma acquisition, completed in September 2010, and the Sayerlack acquisition are performing to expectations. Even though the acquisitions had a negative impact on the quarter and nine months financial results, they strengthen our growing global platform to better serve our customers around the world with outstanding R&D, products, and people. During the quarter, we utilized our cash to buy shares of our stock and pay a cash dividend of $.36 per common share.
“We remain cautiously optimistic about the stability of end market demand and are working hard to mitigate the effect of rising raw material costs. During the fourth quarter of 2010, we anticipate consolidated net sales will increase in the mid teens compared to last year’s fourth quarter primarily due to acquisitions. We expect diluted net income per common share for the fourth quarter to be in the range of $.59 to $.69 per share compared to $.58 per share in 2009. For the full year 2010, we expect consolidated net sales to increase above 2009 levels by a high single digit percentage. With annual sales at that level, we are updating our July 22 full year guidance for diluted net income per common share for 2010 to be in the range of $4.12 to $4.22 per share, compared to $3.78 per share earned in 2009.”
The Company will conduct a conference call to discuss its financial results for the third quarter and first nine months and its outlook for the fourth quarter and full year 2010 at 11:00 a.m. ET on Tuesday, October 26, 2010. The conference call will be webcast simultaneously in the listen only mode by Vcall. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on About Us, choose Investor Relations, then select Press Releases and click on the webcast icon following the reference to the October 26th release. The webcast will also be available at Vcall’s Investor Calendar website, www.investorcalendar.com. An archived replay of the live webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until Monday, November 15, 2010 at 5:00 p.m. ET.
Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of coatings and related products to professional, industrial, commercial, and retail customers. The company manufactures products under well-known brands such as Sherwin-Williams®, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 3,500 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Global Finishes Group distributes a wide range of products in more than 70 countries around the world. For more information, visit www.sherwin.com.

This press release contains certain “forward-looking statements”, as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Contacts:
Bob Wells
Senior Vice President — Corporate Communications and Public Affairs
Sherwin-Williams
Direct: 216.566.2244
rjwells@sherwin.com
Mike Conway
Director — Corporate Communications and Investor Relations
Sherwin-Williams
Direct: 216.515.4393
Pager: 216.422.3751
mike.conway@sherwin.com

The Sherwin-Williams Company and Subsidiaries
Statements of Consolidated Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Thousands of dollars, except per share data	2010	2009	2010	2009
Net sales	$2,172,259	$1,996,909	$5,880,805	$5,495,413
Cost of goods sold	1,200,674	1,067,926	3,245,359	2,990,482
Gross profit	971,585	928,983	2,635,446	2,504,931
Percent to net sales	44.7%	46.5%	44.8%	45.6%
Selling, general and administrative expenses	703,672	654,246	2,007,762	1,916,095
Percent to net sales	32.4%	32.8%	34.1%	34.9%
Other general (income) expense — net	(817)	6,869	6,214	20,325
Interest expense	11,310	8,471	49,219	31,029
Interest and net investment income	(1,008)	(518)	(2,127)	(1,813)
Other expense (income) — net	3,049	1,267	292	(2,369)

Income before income taxes	255,379	258,648	574,086	541,664
Income taxes	80,121	83,440	184,519	171,154

Net income	$175,258	$175,208	$389,567	$370,510

Net income per common share*:
Basic	$1.63	$1.53	$3.59	$3.19

Diluted	$1.60	$1.51	$3.53	$3.17

Average shares outstanding — basic	106,454,042	113,447,570	107,366,658	114,863,697

Average shares and equivalents outstanding — diluted	108,397,737	114,699,133	109,095,936	115,738,052

*	Presented using the two-class method.
Additional information regarding the Company’s financial condition, operating segment results and other information can be found on the Sherwin-Williams website, “www.sherwin.com”, by clicking on About Us, choosing Investor Relations, then selecting Press Releases and clicking on the reference to the October 26th release.

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